For more information contact: Investor Relations Markel Group Inc. IR@markel.com
For immediate release

Markel Group reports 2025 third quarter and nine-months results

Richmond, VA, October 29, 2025 -- Markel Group Inc. (NYSE:MKL) today reported its financial results for the third quarter of 2025. The Company also announced today it filed its Form 10-Q for the quarter ended September 30, 2025 with the Securities and Exchange Commission.

"I’m very pleased with our overall results and the progress we’ve made as a company this year," said Tom Gayner, Chief Executive Officer. "Revenues and adjusted operating income of our businesses are both up for the year and for the quarter. We’re seeing improvement in our insurance combined ratio. And $2.1 billion in operating cash flow has helped fund continued steady share repurchases. In short, the strength of our diversified approach is on display, and we’re seeing tangible signs of improvement in areas we’ve been focused on."

Summary of our third quarter results:
•Operating revenues increased 7% for the quarter and 4% year to date.
•Operating income, which is affected by market movements in our equity portfolio, decreased 26% for the quarter and 23% year to date.
•Adjusted operating income, which excludes the impact of market movements in our equity portfolio, increased 24% for the quarter and 7% year to date.
•For Markel Insurance, our cornerstone business:
◦Underwriting gross premium volume increased 11% for the quarter and 4% year to date.
◦Operating revenues increased 6% for the quarter and 3% year to date.
◦Adjusted operating income increased 55% for the quarter and 11% year to date due to increases in underwriting profitability and net investment income.
◦The combined ratio improved by more than four points in the quarter to 93%. For the year-to-date period, Markel Insurance’s combined ratio was consistent period-over-period at 95%.
•Comprehensive income to shareholders was over $2 billion year to date.
•Operating cash flows were $2.1 billion year to date.
•Share repurchases were $344 million year to date, and we had 12.6 million shares outstanding at September 30, 2025.

The following table presents summary consolidated financial data.

	Quarter Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2025	2024	2025	2024
Operating revenues	$3,934,549	$3,693,734	$11,505,268	$11,089,968

Operating income	$1,009,842	$1,371,326	$2,399,706	$3,117,092
Add: Amortization of acquired intangible assets	44,061	46,459	142,216	134,981
Less: Net investment gains	432,886	917,530	864,038	1,689,794
Adjusted operating income (1)	$621,017	$500,255	$1,677,884	$1,562,279

Comprehensive income to shareholders	$793,126	$1,329,458	$2,008,307	$2,482,199
(1)    See "Non-GAAP Financial Measures" for additional information on this non-GAAP measure.

We made notable changes to our financial reporting in the third quarter of 2025. Please refer to the “Reporting Changes Guide” posted to our website at ir.mklgroup.com and furnished as Exhibit 99.3 in the Form 8-K that was filed by the Company on October 29, 2025.

Markel Insurance Segment

	Quarter Ended September 30,			Nine Months Ended September 30,
(dollars in thousands)	2025	2024	% Change	2025	2024	% Change
Gross premium volume:
Underwriting	$2,720,406	$2,455,776	11%	$8,322,635	$8,006,824	4%
Fronting	$166,705	$95,686	74%	$1,838,499	$1,216,410	51%

Operating revenues:
Earned premiums	$2,127,648	$2,035,773	5%	$6,207,809	$6,086,418	2%
Net investment income	223,409	203,767	10%	638,654	583,349	9%
Services and other revenues	47,349	18,085	162%	58,252	35,449	64%
Operating revenues	$2,398,406	$2,257,625	6%	$6,904,715	$6,705,216	3%

Adjusted operating income:
Underwriting profit	$155,479	$62,156	150%	$298,841	$283,250	6%
Net investment income	223,409	203,767	10%	638,654	583,349	9%
Other income	49,587	9,680	412%	42,850	13,882	209%
Adjusted operating income	$428,475	$275,603	55%	$980,345	$880,481	11%

Combined ratio	93%	97%		95%	95%

Industrial Segment

	Quarter Ended September 30,			Nine Months Ended September 30,
(dollars in thousands)	2025	2024	% Change	2025	2024	% Change
Operating revenues	$1,049,961	$998,308	5%	$2,895,250	$2,784,548	4%
Adjusted operating income	$101,302	$111,773	(9)%	$263,579	$257,226	2%

Financial Segment

	Quarter Ended September 30,			Nine Months Ended September 30,
(dollars in thousands)	2025	2024	% Change	2025	2024	% Change
Operating revenues	$161,501	$138,850	16%	$512,834	$434,011	18%
Adjusted operating income	$61,407	$79,652	(23)%	$219,440	$194,206	13%

Consumer and Other Segment

	Quarter Ended September 30,			Nine Months Ended September 30,
(dollars in thousands)	2025	2024	% Change	2025	2024	% Change
Operating revenues	$291,414	$265,299	10%	$1,108,426	$1,063,863	4%
Adjusted operating income (loss)	$17,372	$(425)	NM (1)	$151,283	$128,036	18%
(1)    NM - Not meaningful

* * * * * * * *

A copy of our Form 10-Q is available on our website at mklgroup.com, under Investor Relations-Financials, or on the SEC website at www.sec.gov. Readers are urged to review the Form 10-Q for a more complete discussion of our financial performance. Our quarterly conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Thursday, October 30, 2025, beginning at 9:30 a.m. (Eastern Time). Investors, analysts, and the general public may listen to the call via live webcast at ir.mklgroup.com. The call may be accessed telephonically by dialing (888) 660-9916 in the U.S., or +1 (646) 960-0452 internationally, and providing Conference ID: 4614568. A replay of the call will be available on our website approximately one hour after the conclusion of the call. Any person needing additional information can contact Markel Group's Investor Relations Department at IR@markel.com.

Supplemental Financial Information

The following table summarizes our results by segment.

	Quarter Ended September 30,			Nine Months Ended September 30,
(dollars in thousands)	2025	2024	% Change	2025	2024	% Change
Operating revenues:
Markel Insurance	$2,398,406	$2,257,625	6%	$6,904,715	$6,705,216	3%
Industrial	1,049,961	998,308	5%	2,895,250	2,784,548	4%
Financial	161,501	138,850	16%	512,834	434,011	18%
Consumer and Other	291,414	265,299	10%	1,108,426	1,063,863	4%
Corporate and eliminations	33,267	33,652	(1)%	84,043	102,330	(18)%
Total operating revenues	$3,934,549	$3,693,734	7%	$11,505,268	$11,089,968	4%

Operating income	$1,009,842	$1,371,326	(26)%	$2,399,706	$3,117,092	(23)%
Add: Amortization of acquired intangible assets	44,061	46,459	(5)%	142,216	134,981	5%
Less: Net investment gains	432,886	917,530	(53)%	864,038	1,689,794	(49)%
Adjusted operating income (1)	$621,017	$500,255	24%	$1,677,884	$1,562,279	7%

Markel Insurance	$428,475	$275,603	55%	$980,345	$880,481	11%
Industrial	101,302	111,773	(9)%	263,579	257,226	2%
Financial	61,407	79,652	(23)%	219,440	194,206	13%
Consumer and Other	17,372	(425)	NM (2)	151,283	128,036	18%
Corporate and eliminations	12,461	33,652	(63)%	63,237	102,330	(38)%
Adjusted operating income (1)	$621,017	$500,255	24%	$1,677,884	$1,562,279	7%
(1)    See "Non-GAAP Financial Measures" for additional information on this non-GAAP measure.
(2)    NM - Not meaningful

We believe our financial performance is most meaningfully measured over longer periods of time, which tends to mitigate the effects of short-term volatility and better aligns with the long-term perspective we apply to operating our businesses and making investment decisions. The following table presents a long-term view of our performance.

	Nine Months Ended September 30, 2025	Years Ended December 31,
(dollars in thousands)		2024	2023	2022	2021
Operating income (loss)	$2,399,706	$3,712,562	$2,928,828	$(93,336)	$3,241,505
Add: Amortization of acquired intangible assets	142,216	181,472	180,614	178,778	160,539
Add: Impairment of goodwill	—	—	—	80,000	—
Less: Net investment gains (losses)	864,038	1,807,219	1,524,054	(1,595,733)	1,978,534
Adjusted operating income (1)	$1,677,884	$2,086,815	$1,585,388	$1,761,175	$1,423,510

Markel Insurance	$980,345	$1,184,488	$747,175	$1,007,913	$963,623
Industrial	263,579	365,034	378,331	285,712	169,123
Financial	219,440	262,082	260,235	354,520	133,621
Consumer and Other	151,283	145,372	136,465	112,548	148,751
Corporate and eliminations	63,237	129,839	63,182	482	8,392
Adjusted operating income (1)	$1,677,884	2,086,815	1,585,388	1,761,175	1,423,510
(1)    See "Non-GAAP Financial Measures" for additional information on this non-GAAP measure.

Non-GAAP Financial Measures
Consolidated adjusted operating income, which excludes net investment gains and losses, amortization of acquired intangible assets, and impairment of goodwill, is a non-GAAP financial measure. We believe adjusted operating income is generally an accurate representation of the operating performance of our businesses in our periodic results. Net investment gains and losses are predominantly derived from our investments in publicly traded equity securities and include significant unrealized gains and losses from market value movements. We believe that net investment gains and losses, whether realized from sales or unrealized from market value movements, are distortive in understanding the short-term operating performance of our businesses. We do not view amortization of intangible assets and impairment of goodwill, which arise from purchase accounting for acquisitions, as ongoing costs of operating our businesses, and therefore exclude those amounts from our adjusted operating income metric.

About Markel Group
Markel Group Inc. is a diverse family of companies that includes everything from insurance to bakery equipment, building supplies, houseplants, and more. The leadership teams of these businesses operate with a high degree of independence, while at the same time living the values that we call the Markel Style. Our specialty insurance business sits at the core of our company. Through decades of sound underwriting, the Markel Insurance team has provided the capital base from which we built a system of businesses and investments that collectively increase Markel Group's durability and adaptability. It's a system that provides diverse income streams, access to a wide range of investment opportunities, and the ability to efficiently move capital to the best ideas across the company. Most importantly though, this system enables each of our businesses to advance our shared goal of helping our customers, associates, and shareholders win over the long term. Visit mklgroup.com to learn more.

Cautionary Statement
Certain of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates, and expectations. There are risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by such statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth in our Annual Report on Form 10-K for the year ended December 31, 2024, including under "Business Overview," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Safe Harbor and Cautionary Statement," and "Quantitative and Qualitative Disclosures About Market Risk," and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, including under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Safe Harbor and Cautionary Statement," "Quantitative and Qualitative Disclosures About Market Risk," and "Risk Factors." We assume no obligation to update this release (including any forward-looking statements) as a result of new information, developments, or otherwise. This release speaks only as of the date issued.